Exhibit 4.3

NEITHER THIS WARRANT NOR THE SHARES PURCHASABLE UPON THE EXERCISE HEREOF HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY JURISDICTION. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM. BY ACQUIRING THIS WARRANT, THE HOLDER REPRESENTS THAT THE HOLDER WILL NOT SELL OR OTHERWISE DISPOSE OF THIS WARRANT OR THE SHARES PURCHASABLE UPON EXERCISE HEREOF WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID LAWS AND THE RULES AND REGULATIONS THEREUNDER.

IMMUNOME, INC.

2020 SERIES A PREFERRED STOCK PURCHASE WARRANT

Warrant No. A-[___]	[•], 2020

THIS CERTIFIES that, for value received, [Name] (“Holder”), or registered assigns, is entitled to subscribe for and purchase from Immunome, Inc., a Delaware corporation (the “Company”), [___] shares of Series A Preferred Stock of the Company, par value $0.0001 per share (the “Preferred Stock”), subject to adjustment from time to time in accordance with Section 4 hereof, at a per-share purchase price equal to $1.50 (the “Warrant Price”). This 2020 Series A Preferred Stock Purchase Warrant (this “Warrant”) is one of a series of substantially identical warrants (collectively, the “Warrants”) issued by the Company in connection with the transactions contemplated by that certain 2020 Series A Preferred Stock Purchase Agreement dated as of June 2, 2020 ( the “Stock Purchase Agreement”).

Section 1.          Exercise and Duration of Warrant.

(a)       Exercise Procedures. Holder may exercise this Warrant, in whole or in part, by presentation and surrender of this Warrant to the Company with the Form of Subscription attached hereto duly executed and accompanied by payment of the full Warrant Price for each share to be purchased.

(b)       Issuance of Preferred Stock. Upon receipt of this Warrant with the Form of Subscription duly executed and accompanied by payment of the aggregate Warrant Price for the shares for which this Warrant is then being exercised, the Company shall cause to be issued certificates for the total number of whole shares of Preferred Stock for which this Warrant is being exercised (adjusted to reflect the effect of the provisions contained in Section 4 hereof, if any) in such denominations as are requested for delivery to Holder, and the Company shall thereupon deliver such certificates to Holder. Holder shall be deemed to be the holder of record of the shares of Preferred Stock issuable upon such exercise, notwithstanding that certificates representing such shares of Preferred Stock shall not then be actually delivered to Holder. In case Holder shall exercise this Warrant with respect to fewer than all of the shares that may be purchased under this Warrant, the Company shall execute a new warrant in the form of this Warrant for the balance of such shares and deliver such new warrant to Holder.

(c)      Duration. This Warrant shall expire at the close of business on the earlier to occur of (i) the three-year anniversary of the initial closing date under the Stock Purchase Agreement; (ii) 10 days immediately following the occurrence of an Early Termination Trigger; (iii) a Deemed Liquidation Event (as defined in the Amended and Restated Certificate of Incorporation of the Company, as hereafter amended and/or restated); or (iv) the liquidation of the Company pursuant to a Plan of Complete Liquidation. An “Early Termination Trigger” will occur if, for at least 10 days out of any consecutive 20-day period after the one-year anniversary of an initial public offering of the Company’s Common Stock, the closing sales price of the Common Stock on the securities exchange on which the Common Stock is listed is at least $4.50 per share (subject to adjustment for stock splits, recapitalizations and combinations and similar events with respect to the capital stock of the Company).

Section 2.         Reservation of Shares. The Company hereby agrees that at all times, there shall be reserved for issuance and delivery upon exercise of this Warrant such number of shares of Preferred Stock from time to time issuable upon exercise of this Warrant and such number of shares of Common Stock into which those shares are convertible.

Section 3.         Covenants as to Capital Stock. The Company covenants and agrees that all shares of Preferred Stock that may be issued upon the exercise of the rights represented by this Warrant, and all shares of Common Stock into which those shares are convertible, will, upon issuance, be validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof. Without limiting the generality of the foregoing, the Company covenants that it will from time to time take all such other action as may be required to assure that the stated or par value per share of the Preferred Stock is at all times equal to or less than the then-effective Warrant Price per share of the Preferred Stock issuable upon exercise of this Warrant.

Section 4.         Adjustments.

(a)       Stock Split, Subdivision or Combination. If the Company, at any time while this Warrant is outstanding, shall split, subdivide or combine the Preferred Stock (by reclassification or otherwise than by payment of a dividend in Preferred Stock), the number of shares subject to purchase under this Warrant (i) shall be proportionately increased and the Warrant Price shall be proportionately decreased, in case of a split or subdivision of Preferred Stock, as of the effective date of such stock split or subdivision, or, if the Company shall take a record of the holders of the Preferred Stock for the purpose of so splitting or subdividing, as at such record date, whichever is earlier, or (ii) shall be proportionately decreased and the Warrant Price per share shall be proportionately increased, in the case of combination of Preferred Stock, as at the effective date of such combination or, if the Company shall take a record of holders of the Preferred Stock for the purpose of so combining, as at such record date, whichever is earlier.

(b)      Stock Dividends. In the event the Company, at any time or from time to time while this Warrant is outstanding, shall pay a dividend payable in, or make any other distribution (except any distribution specifically provided for in Section 4(a) or Section 4(c) hereof) in the nature of a dividend of, the Preferred Stock, then the Warrant Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such date of determination by a fraction, the numerator of which shall be the total number of shares of Preferred Stock outstanding immediately prior to such dividend or distribution, and the denominator of which shall be the total number of shares of Preferred Stock outstanding immediately after such dividend or distribution. Holder shall thereafter be entitled to purchase, at the Warrant Price resulting from such adjustment, the number of shares of Preferred Stock (calculated to the nearest whole share) obtained by multiplying the Warrant Price in effect immediately prior to such adjustment by the number of shares of Preferred Stock issuable upon the exercise hereof immediately prior to such adjustment, and dividing the product so obtained by the Warrant Price resulting from such adjustment.

(c)      Asset or Capital Dividend. If the Company, at any time while this Warrant is outstanding, shall make a distribution of its assets to the holders of the Preferred Stock and/or any class of stock convertible into the Preferred Stock as a dividend in liquidation or partial liquidation or as a return of capital other than as a dividend payable out of funds legally available for dividends under the laws of the State of Delaware, Holder shall, upon exercise and payment of the Warrant Price within 14 business days after notification of such distribution pursuant to Section 11 below, be entitled to receive, in addition to the number of shares receivable thereupon, and without payment of any additional consideration therefor, a sum equal to the amount of such assets as would have been payable to Holder had Holder been the holder of record of such shares on the record date for such distribution; and an appropriate provision therefor shall be made for Holder to be made a party to any such distribution.

(d)      Adjustments for Consolidation, Merger, Sale of Assets, Reorganization or Reclassification. Subject to the provisions of Section 1(d) hereof, in the event the Company, at any time or from time to time while this Warrant is outstanding, (i) shall consolidate with or merge into any other entity and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) shall permit any other entity to consolidate with or merge into the Company and the Company shall be the continuing or surviving entity but, in connection with such consolidation or merger, the Preferred Stock shall be changed into or exchanged for capital stock or other securities or property of any other entity; (iii) shall transfer all or substantially all of its properties and assets to any other entity or (iv) shall effect a capital reorganization or reclassification of the Preferred Stock (other than one deemed to result in the issue of additional Preferred Stock), then, and in each such event, lawful provision shall be made so that Holder shall be entitled to receive upon the exercise hereof at any time after the consummation of such consolidation, merger, transfer, reorganization or reclassification, in lieu of the shares issuable upon exercise of this Warrant prior to such consummation, the capital stock and other securities and property to which Holder would have been entitled upon such consummation if Holder had exercised this Warrant immediately prior thereto.

(e)       Certificate of Adjustment. The Company shall, within a reasonable time period after written request at any time by Holder, furnish or cause to be furnished to Holder a certificate setting forth adjustments of the Warrant Price and of the number of shares issuable upon exercise of this Warrant and the amount, if any, of other property at the time receivable upon the exercise of this Warrant.

(f)       No Other Adjustment. The amount of Shares subject to purchase under this Warrant and the Warrant Price shall not be adjusted except in the manner and upon the terms and conditions set forth in Section 4 of this Warrant.

Section 5.         Transfer of Warrant. This Warrant and all rights hereunder are transferable, subject to compliance with the registration provisions or exemptions therefrom under the federal securities laws and applicable state law, in whole or in part at the office of the Company by Holder in person or by duly authorized attorney, upon surrender of this Warrant properly endorsed. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when so endorsed in blank, shall be deemed negotiable, and, when so endorsed such holder hereof may be treated by the Company and all other persons dealing with this Warrant as the absolute owner hereof for any purposes and as the person entitled to exercise the rights represented by this Warrant, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding; but until each such transfer on such books, the Company may treat the registered holder hereof as the owner hereof for all purposes.

Section 6.          Exchange of Warrant. This Warrant is exchangeable, upon the surrender hereof by Holder at the office of the Company for new Warrants of like tenor representing in the aggregate the rights to subscribe for and purchase the number of shares that may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase such number of shares as shall be designated by Holder at the time of such surrender.

Section 7.          Fractional Shares. Fractional shares shall not be issued upon the exercise of this Warrant, but in any case where Holder would, except for the provisions of this Section 7, be entitled under the terms hereof to receive a fraction of a share upon the exercise of this Warrant, the Company shall, upon the exercise of this Warrant, pay a sum in cash equal to the product obtained by multiplying such fraction by the Current Fair Market Value of Preferred Stock. As used herein, “Current Fair Market Value” shall mean with respect to each share of Preferred Stock the fair market value per share as determined in good faith by the Board of Directors of the Company with reference to the valuation used in the Company Sale, unless the Holder shall purchase such shares in conjunction with an underwritten public offering of the Company’s Common Stock pursuant to a registration statement filed under the Securities Act of 1933, as amended, in which case the Current Fair Market Value shall be based upon the price at which the Common Stock is sold to the public in such offering.

Section 8.         Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may in its discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

Section 9.         No Stockholder Rights. This Warrant shall not entitle Holder to any rights as a stockholder of the Company. To the extent that Holder is not at the time of exercise of this Warrant a stockholder of the Company, as a condition to the exercise hereof, Holder shall execute an agreement to be bound by any then-effective stockholders agreement, registration rights agreement and/or any agreement to which the holders of Preferred Stock of the Company are parties.

Section 10. Amendments and Waivers. The Warrants, including this Warrant, may be amended, modified or supplemented, and waiver or consents to departures from the provisions of the Warrants may be given, if the Company and the holders of at least a majority of the shares of Series A Preferred Stock of the Company for which the Warrants are exercisable consent to such amendment, modification, supplement, waiver or consent. Such consent may be effected by any available legal means, including, without limitation, at a special or regular meeting, by written consent or otherwise. Notwithstanding anything to the contrary contained herein, any provision of this Warrant may also be amended, modified or supplemented, and waivers or consents to departures hereof may be given, the result of which shall not adversely affect any other holder of the Warrants, upon the written agreement of the Company and Holder. Any amendment, modification, supplement or waiver effected in accordance with this Section 10 shall apply to and be binding upon Holder, each future holder of this Warrant and the Company, whether or not this Warrant shall have been marked to indicate such amendment, modification, supplement or waiver. No such amendment, modification, supplement or waiver shall extend to or affect any obligation not expressly amended, modified, supplemented or waived or impair any right consequent thereon.

Section 11. Notices. All notices given hereunder shall be in writing and shall be delivered in person or duly sent by mail, postage prepaid; by an overnight delivery service, charges prepaid; or by confirmed facsimile; addressed to Holder at his or her address in the records of the Company and addressed to the Company at its principal place of business to the attention of its Secretary.

Section 12. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, notwithstanding principles of conflicts of laws.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first written above.

IMMUNOME, INC.

By:
Purnanand Sarma
Chief Executive Officer and President

FORM OF SUBSCRIPTION

The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder,                                           (                                ) shares of Series A Preferred Stock of Immunome, Inc. covered by Warrant No. A-         according to the conditions thereof, and requests that the certificate(s) for such shares be issued in the name of, and delivered to, the undersigned.

Such exercise is made pursuant to Section 1(a) of the within Warrant and the undersigned herewith makes payment of the Warrant Price for such shares in full in the amount of $                 .

Dated:
Signature of Warrant Holder

Name of Warrant Holder (Please Print)

(Address)

FORM OF ASSIGNMENT

For value received, the undersigned hereby sells, assigns and transfers unto                           , all of the rights represented by the within Warrant to purchase                           shares of Series A Preferred Stock of Immunome, Inc. to which the within Warrant relates, and appoints                       attorney to transfer such right on the books of Immunome, Inc. with full power of substitution in the premises.

Dated:
Signature of Warrant Holder

Name of Warrant Holder (Please Print)

(Address)